EXHIBIT 99.1

For more information contact:	Analysts - Beth Baum (206) 539-3907
Media - Nancy Thompson (919) 861-0342

Weyerhaeuser reports second quarter results

•	Achieved net earnings of $72 million, or $0.10 per diluted share
•	Increased Adjusted EBITDA by more than 12 percent compared to second quarter 2019

SEATTLE, July 31, 2020 - Weyerhaeuser Company (NYSE: WY) today reported second quarter net earnings of $72 million, or 10 cents per diluted share, on net sales of $1.6 billion. This compares with net earnings of $128 million, or 17 cents per diluted share, on net sales of $1.7 billion for the same period last year.

Excluding a net after-tax charge of $5 million for special items, primarily related to the early extinguishment of debt, the company reported second quarter net earnings of $77 million, or 11 cents per diluted share. This compares with net earnings before special items of $123 million for the same period last year and $138 million for the first quarter of 2020.

Adjusted EBITDA for the second quarter of 2020 was $386 million compared with $343 million for the same period last year and $413 million for the first quarter of 2020.

“In the second quarter, we delivered strong results across each of our businesses despite the disruptive impacts of the COVID-19 pandemic,” said Devin W. Stockfish, president and chief executive officer. “I am extremely proud of the dedication and focus of our teams as they safely adapted business practices, efficiently pivoted operating postures, and capitalized on operational excellence opportunities while navigating unprecedented fluctuations in market demand. This includes delivering record low cost performance in lumber despite significant production curtailments.”

“These operational efforts, in conjunction with improving market conditions and our prior actions to enhance financial flexibility, enabled us to generate solid cash flow and strengthen our balance sheet. Entering the third quarter, U.S. housing activity is improving, but against a backdrop of rising COVID-19 infection rates and the rollback of certain economic reopening plans. We remain focused on operating safely and efficiently, effectively capitalizing on a full range of market conditions, and driving long-term value for our shareholders through disciplined, prudent capital allocation.”

WEYERHAEUSER FINANCIAL HIGHLIGHTS	2020	2020	2019
(millions, except per share data)	Q1	Q2	Q2
Net sales	$1,728	$1,631	$1,692
Net earnings	$150	$72	$128
Net earnings per diluted share	$0.20	$0.10	$0.17
Weighted average shares outstanding, diluted	747	747	746
Net earnings before special items(1)(2)	$138	$77	$123
Net earnings per diluted share before special items(1)	$0.18	$0.11	$0.16
Adjusted EBITDA(1)	$413	$386	$343
(1)

Net earnings before special items is a non-GAAP measure that management believes provides helpful context in understanding the company’s earnings performance. Additionally, Adjusted EBITDA is a non-GAAP measure that management uses to evaluate the performance of the company. Adjusted EBITDA, as we define it, is operating income adjusted for depreciation, depletion, amortization, basis of real estate sold and special items. Net earnings before special items and Adjusted EBITDA should not be considered in isolation from, and are not intended to represent an alternative to, our GAAP results. Reconciliations of Net earnings before special items and Adjusted EBITDA to GAAP earnings are included within this release.

(2)

Second quarter 2020 after-tax special items include an $11 million net charge related to the early extinguishment of debt and a $6 million benefit related to a product remediation insurance recovery. Special items for other periods presented are included in the reconciliation tables following this release.

TIMBERLANDS

FINANCIAL HIGHLIGHTS	2020	2020
(millions)	Q1	Q2	Change
Net sales	$503	$480	($23)
Net contribution to pretax earnings	$105	$75	($30)
Adjusted EBITDA	$173	$140	($33)

Q2 2020 Performance – In the West, log sales volumes and average sales realizations were comparable to the first quarter, as lower volumes and realizations for domestic and Japan export logs were offset by improved China export volumes and realizations. Forestry and road spending was seasonally higher, and export costs increased. In the South, harvest volumes decreased approximately 4 percent and average sales realizations declined slightly due to mix. In the North, fee harvest volumes decreased seasonally due to spring breakup.

Q3 2020 Outlook – Weyerhaeuser expects third quarter earnings and Adjusted EBITDA will be lower than second quarter. In the West, the company anticipates slightly lower average log sales realizations and seasonally higher road, forestry, and per unit logging and hauling costs. The company expects higher average Western domestic log realizations, slightly lower export log realizations, and a higher proportion of domestic log sales compared with the second quarter. In the South, the company expects seasonally higher forestry expenses, decreased fee harvest volumes and slightly lower average log sales realizations, primarily due to mix.

REAL ESTATE, ENERGY & NATURAL RESOURCES

FINANCIAL HIGHLIGHTS	2020	2020
(millions)	Q1	Q2	Change
Net sales	$112	$65	($47)
Net contribution to pretax earnings	$36	$19	($17)
Adjusted EBITDA	$101	$57	($44)

Q2 2020 Performance – The number of real estate acres sold decreased compared with the first quarter, and average price per acre declined due to the mix of properties sold. Average land basis as a percent of sales increased slightly due to mix. Energy & Natural Resources earnings and Adjusted EBITDA were comparable to the first quarter.

Q3 2020 Outlook – Weyerhaeuser anticipates third quarter earnings and Adjusted EBITDA will be comparable to the second quarter. The company now expects full year 2020 Adjusted EBITDA for the segment will be approximately $235 million, an increase from the $200 million previously expected.

WOOD PRODUCTS

FINANCIAL HIGHLIGHTS	2020	2020
(millions)	Q1	Q2	Change
Net sales	$1,235	$1,207	($28)
Net contribution to pretax earnings	$134	$159	$25
Pretax benefit for special items	$—	($8)	($8)
Net contribution to pretax earnings before special items	$134	$151	$17
Adjusted EBITDA	$184	$198	$14

Q2 2020 Performance – Market demand for wood products declined sharply in April due to the economic impact of COVID-19 but rebounded later in the quarter. In April, Weyerhaeuser reduced production volumes across its manufacturing facilities to align with customer demand. As the quarter progressed, the company dynamically adjusted operating rates in response to improving market conditions.

Average sales realizations for lumber increased 5 percent compared with the first quarter, and manufacturing costs improved across all product lines due to operational excellence and cost management initiatives. This was partially offset by lower sales volumes for most product lines.

Second quarter special items consist of an $8 million pretax benefit from product remediation insurance proceeds.

Q3 2020 Outlook – Weyerhaeuser expects third quarter earnings and Adjusted EBITDA will be significantly higher than second quarter. To date, third quarter benchmark pricing for lumber and oriented strand board is significantly higher than the second quarter average. The company also anticipates increased sales volumes across most product lines.

UNALLOCATED

FINANCIAL HIGHLIGHTS	2020	2020
(millions)	Q1	Q2	Change
Net charge to pretax earnings	($43)	($18)	$25
Pretax benefit for special items	($12)	$—	$12
Net charge to pretax earnings before special items	($55)	($18)	$37
Adjusted EBITDA	($45)	($9)	$36

Q2 2020 Performance – Second quarter results include a benefit from elimination of intersegment profit in inventory and LIFO compared with a charge in the first quarter. The second quarter benefit was due to lower end of quarter log and lumber inventory levels.

INCOME TAXES

FINANCIAL HIGHLIGHTS	2020	2020
(millions)	Q1	Q2	Change
Income tax (expense) benefit	$3	($60)	($63)
Income tax (expense) benefit attributable to special items	$—	($2)	($2)
Income tax (expense) benefit before special items	$3	($58)	($61)

Q2 2020 Performance – The provision for income taxes was a charge for second quarter, compared with a benefit for first quarter, as the company adjusted its estimated annual effective tax rate to reflect higher average sales realizations for lumber and oriented strand board.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control approximately 11 million acres of timberlands in the U.S., and manage additional timberlands under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood products in North America. Our company is a real estate investment trust. In 2019, we generated $6.6 billion in net sales and employed approximately 9,400 people who serve customers worldwide. We are listed on the Dow Jones Sustainability North America Index. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

EARNINGS CALL INFORMATION

Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on July 31, 2020 to discuss second quarter results.

To access the live webcast and presentation online, go to the Investor Relations section on www.weyerhaeuser.com on July 31, 2020.

To join the conference call from within North America, dial 855-223-0757 (access code: 3297624) at least 15 minutes prior to the call. Those calling from outside North America should dial 574-990-1206 (access code: 3297624). Replays will be available for two weeks at 855-859-2056 (access code: 3297624) from within North America and at 404-537-3406 (access code: 3297624) from outside North America.

FORWARD-LOOKING STATEMENTS

This news release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, with respect to our outlook and expectations concerning the following: earnings and Adjusted EBITDA for each of our businesses; log sale realizations and sales volumes; log export sales volumes; fee harvest volumes; road, forestry and logging and hauling costs; and sales volumes across all of our wood products lines. Forward-looking statements are generally identified by words such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” and similar words and expressions. Forward-looking statements are based on our current expectations and assumptions. The realization of our expectations and the accuracy of our assumptions are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to:

●

the effect of general economic conditions, including employment rates, interest rate levels, housing starts, general availability of financing for home mortgages and the relative strength of the U.S. dollar;

●	the effect of COVID-19 and other viral or disease outbreaks and their potential effects on our business, results of operations, cash flows, financial condition and future prospects;
●

market demand for the company's products, including market demand for our timberland properties with higher and better uses, which is related to, among other factors, the strength of the various U.S. business segments and U.S. and international economic conditions;

●	changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Japanese yen, the Chinese yuan, and the Canadian dollar, and the relative value of the euro to the yen;
●	restrictions on international trade and tariffs imposed on imports or exports;
●	the availability and cost of shipping and transportation;
●	economic activity in Asia, especially Japan and China;
●	performance of our manufacturing operations, including maintenance and capital requirements;
●	potential disruptions in our manufacturing operations;
●	the level of competition from domestic and foreign producers;
●	our operational excellence initiatives;
●

the successful and timely execution and integration of our strategic acquisitions, including our ability to realize expected benefits and synergies, and the successful and timely execution of our strategic divestitures, each of which is subject to a number of risks and conditions beyond our control including, but not limited to, timing and required regulatory approvals;

●	raw material availability and prices;
●	the effect of weather;
●	changes in global or regional climate conditions and governmental response to such changes;
●	the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;
●	energy prices;
●	transportation and labor availability and costs;
●	federal tax policies;
●	the effect of forestry, land use, environmental and other governmental regulations;
●	legal proceedings;
●	performance of pension fund investments and related derivatives;
●	the effect of timing of employee retirements and changes in the market price of our common stock on charges for share-based compensation;
●	the accuracy of our estimates of costs and expenses related to contingent liabilities;
●	changes in accounting principles; and
●

other risks and uncertainties identified in our 2019 Annual Report on Form 10-K, as well as those set forth from time to time in our other public statements, reports, registration statements, prospectuses, information statements and other filings with the SEC.

It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on the company's business, results of operations, cash flows, financial condition and future prospects.

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

RECONCILIATION OF ADJUSTED EBITDA TO NET EARNINGS

We reconcile Adjusted EBITDA to net earnings for the consolidated company and to operating income (loss) for the business segments, as those are the most directly comparable U.S. GAAP measures for each.

The table below reconciles Adjusted EBITDA for the quarter ended March 31, 2020:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$150
Interest expense, net of capitalized interest					85
Income taxes					(3)
Net contribution (charge) to earnings	$105	$36	$134	$(43)	$232
Non-operating pension and other postretirement benefit costs	—	—	—	9	9
Interest income and other	—	—	—	(1)	(1)
Operating income (loss)	105	36	134	(35)	240
Depreciation, depletion and amortization	68	3	50	2	123
Basis of real estate sold	—	62	—	—	62
Special items included in operating income (loss)(1)	—	—	—	(12)	(12)
Adjusted EBITDA	$173	$101	$184	$(45)	$413
(1)	Operating income (loss) includes a pretax special item consisting of a $12 million noncash legal benefit.

The table below reconciles Adjusted EBITDA for the quarter ended June 30, 2020:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$72
Interest expense, net of capitalized interest(1)					103
Income taxes					60
Net contribution (charge) to earnings	$75	$19	$159	$(18)	$235
Non-operating pension and other postretirement benefit costs	—	—	—	10	10
Interest income and other	—	—	—	(2)	(2)
Operating income (loss)	75	19	159	(10)	243
Depreciation, depletion and amortization	65	4	47	1	117
Basis of real estate sold	—	34	—	—	34
Special items included in operating income (loss)(2)	—	—	(8)	—	(8)
Adjusted EBITDA	$140	$57	$198	$(9)	$386
(1)	Interest expense, net of capitalized interest includes a pretax special item consisting of an $11 million net charge related to the early extinguishment of debt.
(2)	Operating income (loss) includes a pretax special item consisting of an $8 million product remediation insurance recovery.

The table below reconciles Adjusted EBITDA for the quarter ended June 30, 2019:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$128
Interest expense, net of capitalized interest					91
Income taxes					(37)
Net contribution (charge) to earnings	$102	$35	$81	$(36)	$182
Non-operating pension and other postretirement benefit costs(1)	—	—	—	10	10
Interest income and other	—	—	—	(6)	(6)
Operating income (loss)	102	35	81	(32)	186
Depreciation, depletion and amortization	73	3	47	1	124
Basis of real estate sold	—	33	—	—	33
Adjusted EBITDA	$175	$71	$128	$(31)	$343
(1)

Non-operating pension and other postretirement benefit costs include a pretax special item consisting of a $6 million benefit from finalizing the noncash settlement charge incurred in first quarter 2019 related to the transfer of pension assets and liabilities through the purchase of a group annuity contract.

RECONCILIATION OF NET EARNINGS BEFORE SPECIAL ITEMS TO NET EARNINGS

We reconcile net earnings before special items to net earnings and net earnings per diluted share before special items to net earnings per diluted share, as those are the most directly comparable U.S. GAAP measures. We believe the measures provide meaningful supplemental information for investors about our operating performance, better facilitate period to period comparisons and are widely used by analysts, lenders, rating agencies and other interested parties.

The table below reconciles net earnings before special items to net earnings:

	2020	2020	2019
(millions)	Q1	Q2	Q2
Net earnings	$150	$72	$128
Early extinguishment of debt charge	—	11	—
Legal benefit	(12)	—	—
Pension settlement benefit	—	—	(5)
Product remediation recovery	—	(6)	—
Net earnings before special items	$138	$77	$123

The table below reconciles net earnings per diluted share before special items to net earnings per diluted share:

	2020	2020	2019
	Q1	Q2	Q2
Net earnings per diluted share	$0.20	$0.10	$0.17
Early extinguishment of debt charge	—	0.02	—
Legal benefit	(0.02)	—	—
Pension settlement benefit	—	—	(0.01)
Product remediation recovery	—	(0.01)	—
Net earnings per diluted share before special items	$0.18	$0.11	$0.16